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                                                                  EXHIBIT (N)(1)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and Actuarial Experts" in the Prospectus and "Other Service Providers and Experts" in the Medallion Variable Universal Life Edge II Statement of Additional Information and to the use of our reports dated February 6, 2004, with respect to the financial statements of John Hancock Variable Life Account UV, and February 25, 2004, with respect to the financial statements and schedules of John Hancock Life Insurance Company, included in this Post-Effective Amendment No. 7 to the Registration Statement (Form N-6, No. 333-70746).


                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 16, 2004